                                                           Exhibit 4.7

THIS IS A SAMPLE OF THE TERMS AND CONDITIONS OF UBS BLOCK CERTIFICATES WHICH IS PROVIDED AS AN EXAMPLE ONLY. THE ACTUAL TERMS AND CONDITIONS APPLICABLE WILL BE INCLUDED IN THE DOCUMENTS REFERRED TO IN PART I OF THIS REGISTRATION STATEMENT.

                                                 Prospectus, dated June 16, 2000



"BLOC"-CERTIFICATES ON UBS AG REGISTERED SHARES


SUMMARY OF THE TERMS AND CONDITIONS


             ISSUER      UBS AG

       LEAD MANAGER      UBS WARBURG

              ISSUE      150'000 "BLOC"-CERTIFICATES

         UNDERLYING      REGISTERED SHARES OF UBS AG

        ISSUE PRICE      CHF 220.92

       STRIKE PRICE      CHF 0.00

          CAP LEVEL      CHF 255.00

         ISSUE DATE      Friday, June 16, 2000

       PAYMENT DATE      Friday, June 23, 2000

    EXPIRATION DATE Friday, June 15, 2001; 12.00 p.m.

    REDEMPTION DATE      Friday, June 22, 2001

        OPTION TYPE      "European" style capped call warrant

        *SETTLEMENT      Cash settlement if underlying at expiration closes
                         higher or at cap. Physical settlement if underlying at expiration closes lower than cap.

                LOT      Minimum 1 certificate for trading and exercise

 SALES RESTRICTIONS      U.S.A, U.S. persons

            LISTING Application has been made to list the above mentioned Warrants on the SWX Swiss Exchange.

  LAW/JURISDICTION       The issue is governed by Swiss law/ Place
                         of Jurisdiction is Zurich.

   SYMBOL/SECURITY-      UBSBK
          NO./ ISIN      1.094.283
                         CH0010942834

                                TABLE OF CONTENTS


                                                                            Page

Loss-risks                                                                    3

Terms and Conditions of the "BLOC"-Certificates                               4

Information relating to the Underlying                                       10

General information on the "BLOC"-Certificates                               11

Information on the Issuer                                                    12

                                   LOSS RISKS

WARRANTS/"BLOC"-CERTIFICATES

When you buy warrants or "BLOC"-Certificates on securities, currencies or precious metals, you acquire an option to purchase or sell these underlying securities, currencies or precious metals at a pre-determined price.

When you buy warrants on an index, assuming that your expectations are fulfilled you are entitled to a cash settlement calculated on the basis of the difference between the price specified in the warrant agreement (strike price) and the market price of the underlying index/asset at the time the warrant is exercised.

A change in price, or failure of an expected price change in the underlying to materialise, can influence the value of the warrant/ "BLOC"-Certificate disproportionately, and even render it worthless. Due to the fact that warrants/ "BLOC"-Certificates usually expire on short terms it cannot be safely assumed that the price of the warrant/ "BLOC"-Certificate will recover again in sufficient time.

When calculating your expected returns, it is important to allow for the costs associated with the exercise or sale of the warrant/ "BLOC"-Certificate. If your expectations should fail to materialise, and you therefore choose not to exercise the warrants/ "BLOC"-Certificates, they expire on maturity if out of the money and are subsequently worthless. The loss then resides in the price you paid for the warrants/ "BLOC"-Certificates.

RISK-HEDGING TRANSACTIONS

You can never be certain that, during the life of the warrants/ "BLOC"-Certificates, you will be able to conclude transactions when you need to in order to preclude or limit the risks arising from their purchase. This depends on the prevailing market situation and the terms of the underlying agree-ment. In certain circumstances, it may only be possible to conclude these transactions at an unfa-vourable market price, resulting in a loss.

BUYING WARRANTS ON CREDIT

If your purchase of warrants/ "BLOC"-Certificates is to be financed by a loan, it is important to realize that, should your expectations fail to materialise, you not only have to bear the resulting loss, but also have to pay interest on the loan as well as repay the principal amount! It is therefore imperative to verify your financial resources in advance, in order to determine whether you would be able to pay the interest and repay the loan at short notice should you incur losses instead of realising the anticipated profit.

ADVICE FROM YOUR PRINCIPAL BANK

This information is not intended to replace the advice you should always obtain from your principal bank before making a decision to buy. Only investors who are fully aware of the risks associated with warrants and are financially able to bear any losses that may arise, should consider engaging in transactions of this type.

                              TERMS AND CONDITIONS

* As of August 19, 2000 the Holder has an additional right for a CASH SETTLEMENT INSTEAD OF A DELIVERY OF SHARES. These Terms and Conditions will be amended as follows:

      Depending on whether the Closing Price is above or below the Cap Level, the Holder of ,,BLOC" Certificates receives (a) a cash settlement in CHF through UBS Warburg or (b) has the option for either a physical settlement or a cash settlement:

      a)   CLOSING PRICE (GREATER THAN OR EQUAL TO) CAP LEVEL:

           1 "BLOC" - Certificate entitles the Holder to a cash payment in CHF, if the Closing Price of the Share is at or above the Cap Level on the Expiration Date. The cash payment corresponds to the difference between the Exercise Price and the Cap Level.

      b)   CLOSING PRICE < CAP LEVEL:

           1 "BLOC" - Certificate entitles the Holder to choose at his sole discretion between the delivery of one Share or a cash settlement. A Holder opting for the cash settlement has to give written notice to any UBS AG Branch in Switzerland by 12.00 noon (Zurich time) not later than TEN BUSINESS DAYS before Expiration. In such case, the cash settlement corresponds to the Closing Price of the Shares at Expiration. Without notice from the Holder, delivery of the Share will take place."

      AT EXPIRATION THE "BLOC"-CERTIFICATES WILL BE EXERCISED AUTOMATICALLY.

1.    GENERAL

      UBS AG, acting through its financial services group UBS WARBURG (hereinafter also referred to as "UBS WARBURG") has issued 150'000 "BLOC"-CERTIFICATES (Buy-Low-Or-Cash) ON THE REGISTERED SHARES OF UBS AG (the "BLOC"-Certificates). The "BLOC"-Certificates will be represented by a Permanent Global Certificate in which the Holders have a co-ownership in proportion to their holdings.

      During the whole life of the "BLOC"-Certificates the Permanent Global Certificate will be deposited with SIS SEGAINTERSETTLE AG, the Swiss Securities Services Corporation, in Olten.

      Unless UBS WARBURG deems the printing of "BLOC"-Certificates necessary, no "BLOC"-Certificates will be printed and no rights under the Permanent Global Certificate will be exchanged against effective
      "BLOC"-Certificates. If UBS WARBURG deems the printing of the "BLOC"-Certificates to be necessary, the effective "BLOC"-Certificates will be printed and delivered without any costs to the Holders.

      As long as no effective "BLOC"-Certificates have been issued, the expression "BLOC"-Certificate and Holder herein shall refer to the entitlement under the Permanent Global Certificate.

DEFINITIONS:

"BUSINESS DAY"                      means any day on which UBS AG offices
                                    in Zurich are open for regular business and on which the Shares (as defined below) are traded on the Related Exchange (as defined below).

"BLOC"                              means the "BLOC"-Certificate is a Capped
                                    Call-Warrant.

"CAP LEVEL"                         means CHF 255.00.

"CASH SETTLEMENT DATE"              means, in case of cash settlement in respect
                                    of any "BLOC"-Certificate, the day on which the cash settlement amount in CHF is paid, being 5 Business Days after the Expiration
                                    Date, this day being JUNE 22, 2001.

"CLOSING PRICE"                     means the closing level of the Shares
                                    on the respective Expiration Date.

"EXERCISE PRICE"                    means CHF 0.00.

"EXPIRATION DATE" OR "EXPIRATION"   means the last day on which the "BLOC"-
                                    Certificates on the Shares may be traded, this day being JUNE 15, 2001.

"HOLDER"                            means the person entitled to the rights
                                    conferred by "BLOC"-Certificates.

"LISTING"                           means the listing on the SWX SWISS EXCHANGE

"MARKET DISRUPTION EVENT"           means the suspension or material limitation
                                    of trading on the Related Exchange of the Shares or securities generally, or of options or futures relating to such Shares or options or futures relating to securities generally on any options or futures exchange on which options or futures relating to such Shares are traded. For the purposes of this definition, a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Related
                                    Exchange, as the case may be but a
                                    limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the Related Exchange, as the case may be, will constitute a Market Disruption Event.

"RELATED EXCHANGE"                  means the SWX SWISS EXCHANGE

"SHARE"                             means the REGISTERED SHARES of UBS AG with
                                    CHF 10.00 par value each.

"SHARE DELIVERY DATE"               means, in case of physical settlement
                                    of any "BLOC"-Certificates, the day
                                    for delivery of Shares, being 5 Business
                                    Days after the Expiration Date, this day being JUNE 22, 2001.

"THE COMPANY"                       means UBS AG.

2.    RIGHTS UNDER THE CERTIFICATES *

      1 "BLOC"-Certificate entitles the Holder EITHER to a PHYSICAL SETTLEMENT of the Shares or to a CASH settlement in CHF through UBS WARBURG on the SHARE DELIVERY DATE or the CASH SETTLEMENT DATE:

      PHYSICAL SETTLEMENT:    1 "BLOC"-Certificate entitles the Holder to
                              require the delivery of ONE SHARE, if the Closing
                              Price of the Share is below the Cap Level on the Expiration Date.

      CASH SETTLEMENT:        1 "BLOC"-Certificate entitles the Holder to a cash
                              payment in CHF, if the Closing Price of the Share is at or above the Cap Level on the Expiration
                              Date. The cash payment corresponds to the difference between the Exercise Price and the Cap level per 1 "BLOC"-Certificate.

      AT EXPIRATION THE "BLOC"-CERTIFICATES WILL BE EXERCISED AUTOMATICALLY.

3.    PROVISION OF SECURITY OF THE EXERCISE RIGHTS

      UBS WARBURG has undertaken the necessary steps to secure its obligation upon exercise of the "BLOC"-Certificates on the Expiration Date.

4.    SALES RESTRICTIONS

      U.S.A. / U.S. persons

      The "BLOC"-Certificates have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from the registration requirements of the Securities Act. UBS WARBURG will not offer or sell the "BLOC"-Certificates, (i) as part of the distribution at any time of (ii) otherwise until AUGUST 2, 2000, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells "BLOC"-Certificates during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the "BLOC"-Certificates in the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

      In addition, until AUGUST 2, 2000, an offer or sale of "BLOC"-Certificates within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act."

5.    RIGHTS IN CONNECTION WITH THE SHARES

      The Holder has no rights in connection with the Shares. In case of a physical settlement all the rights in connection with the Shares belong to the Holder after the Expiration Date.

      The responsibility for the registration of the Shares is borne by the purchaser. For the registration of the Shares the applicable legal and statutory registration provisions effective on the Exercise Date will apply.

6.    ADJUSTMENTS

      6.1   POTENTIAL ADJUSTMENT EVENTS

      Following each Potential Adjustment Event (as defined below), UBS WARBURG shall determine the appropriate adjustment, if any, to be made to the Exercise Price and/or Cap Level, the number of underlying Shares of each lot of 1 "BLOC"-CERTIFICATE, and/or any other terms of the "BLOC"-Certificates insofar as they relate to the Shares to account for the diluting or concentrative effect of the Potential Adjustment Event or otherwise necessary to preserve the economic equivalent of the rights of the Holders under the "BLOC"-Certificates immediately prior to the Potential Adjustment Event, such adjustment to be effective as of the date determined by UBS WARBURG.

      For the purposes of this Section 6.1, "Potential Adjustment Event" means the declaration by The Company of any of the following:

      (i) a subdivision, consolidation or reclassification of Shares (unless an Extraordinary Event (as defined below) or a free distribution of Shares to existing holders by the way of bonus, capitalisation or similar issue;

      (ii) a distribution to existing holders of the Shares of (a) additional Shares or (b) other Share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of The Company equally or proportionately with such payments to holders of the Shares or (c) any other type of securities, rights or Certificates or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by UBS WARBURG;

      (iii) an extraordinary dividend;

      (iv) any event in respect of the Shares analogous to any of the foregoing events or otherwise having, in the reasonable opinion of UBS WARBURG, a diluting or concentrative effect on the market value of the Shares.

      In determining to what extent an adjustment should be made as a result of the occurrence of a Potential Adjustment Event, if options contracts or futures contracts on the Shares are traded on a Related Exchange, UBS WARBURG may take into consideration, but shall not be bound by, any adjustment to the terms of the relevant options contract or futures contract made and announced by such Related Exchange.

      6.2   EXTRAORDINARY EVENTS

      If any of the following events (each an "Extraordinary Event") occurs on or prior to a Share Delivery Date:

      (i) the Share is reclassified or changed (other than a change in par value, if any as a result of a subdivision or combination);

      (ii) The Company consolidates, amalgamates or merges with or into another entity (other than a consolidation amalgamation or merger following which The Company is the surviving entity);

      (iii) the Shares are the subject of a Takeover (as defined below)

      (iv) by reason of the adoption of or any change in any applicable law, all assets of The Company or all the outstanding Shares, are nationalised, expropriated or otherwise required to be transferred to any government, governmental agency or authority; or

      (v) by reason of the bankruptcy or insolvency (or other analogous event) of The Company (a) all the Shares are required to be transferred to any trustee, liquidator or similar official or (b) holders of the Shares become legally prohibited from transferring them;

      then UBS WARBURG shall, in case of physical settlement,

      (1) if the Extraordinary Event involves an offer solely of Shares (whether of The Company or a third party) (the "New Shares") determine the number (or fraction) of such New Shares to which a holder of a Share would have been entitled upon the consummation of such Extraordinary Event and UBS WARBURG shall deliver such New Shares on the Share Delivery Date in lieu of each Share; or

      (2) if the Extraordinary Event involves an offer of (i) cash and/or securities or assets other than New Shares ("Cash Consideration") or
            (ii) Cash Consideration and New Shares, determine the amount (the "Replacement Asset") in Cash Consideration and/or New Shares to which a holder of a Share would have been entitled upon the consummation of such Extra-ordinary Event and the amount of Replacement Assets shall be payable and/or deliverable by UBS WARBURG on the relevant Share Delivery Date in lieu of each Share.

      The obligation by UBS WARBURG in respect of any "BLOC"-Certificates affected by such Extraordinary Event shall be satisfied by payment and/or delivery of any Replacement Asset or New Shares pursuant to sub-paragraphs
      (1) and (2) above.

      For the purpose of this Section 6.2, "Takeover" in relation to the Shares means that, in the reasonable opinion of UBS WARBURG, a person or more than one person acting in concert has (or have as the case may be) acquired (whether through a series of transactions or not) Shares amounting to a total of fifty per cent or more of (a) the aggregate nominal value of all issued Shares then outstanding less (b) the aggregate nominal value of any Shares held by such person (or persons as the case may be) as of JUNE 23, 2001 provided such acquisition(s) is (are) made on or before JUNE 15, 2001.

      For the purpose of this Section the term "person" shall include any legal entity and any government, governmental agencies or authorities.

      6.3   EXCHANGE OF SHARES FOR OTHER SECURITIES OF THE COMPANY

      In the event that The Company would grant to its holders of Shares the right on a discretionary basis to exchange the Shares for other securities of The Company the Holders shall be duly notified thereof in accordance with Section 8. Such notification shall include the date after which UBS WARBURG, in its absolute discretion, shall have the right to replace the Shares deliverable under the "BLOC"-Certificates by such new securities of The Company and such decision shall be binding upon all holders of "BLOC"-Certificates.

7.    NOTIFICATIONS OF ADJUSTMENTS

      UBS WARBURG shall as soon as practicable notify Holders of any determination made pursuant to Section 6. The details of any determinations will be available for inspection by Holders at the office of UBS AG.

8.    NOTICES

      All notices pertaining to the "BLOC"-Certificates shall be validly given by publication in the electronical Media such as Reuters / Investdata and according to the listing rules of the Swiss Admission Board.

9.    MARKET DISRUPTION EVENTS

      If UBS WARBURG reasonably determines that a Market Disruption Event has occurred on the Expiration Date and is continuing, then the Expiration Date shall be the next following Business Day on which there is no Market Disruption Event.

10.   LISTING

      The listing of the "BLOC"-Certificates will be applied for on the SWX Swiss Exchange and will be maintained during the life of the "BLOC"-Certificates.

11.   TAXES

      Each Holder shall assume and be responsible to the proper governmental or regulatory authority for any and all taxes assessed or assessable against the Holder by any jurisdiction or governmental or regulatory applicable to the transactions covered hereby.

12.   FURTHER ISSUES

      UBS WARBURG reserves the right to issue at any time additional "BLOC"-Certificates fungible with the "BLOC"-Certificates on the Shares as described herein.

13.   CALCULATION

      All calculations and determinations hereunder by the Issuer or the Lead-Manager shall (save in the case of manifest error) be final and binding on the Investors.

      14.   APPLICABLE LAW AND JURISDICTION

      The form and contents of the "BLOC"-Certificates are subject to and governed by Swiss law. Place of jurisdiction for all disputes affecting the "BLOC"-Certificates and the rights and obligations attached thereto shall be Zurich.

      INFORMATION RELATING TO THE UNDERLYING


Name/domicile of issuer:         UBS AG, Bahnhofstrasse 45, 8021 Zurich

Listing:                         Primary exchange: SWX Swiss Exchange

Underlying securities:           registered shares with CHF 10.00 par value each

Security number/ISIN:            1.074.074/ 1

Type of share:                   registered shares

Transferability:                 in accordance with Art 2, 3 and 6 of the Terms
                                 and Conditions of the Warrants


Price development:                          1997     1998     1999    2000*
                                 High     450.00   657.00   532.00   251.00
                                 Low      227.50   258.00   399.00   189.25

                                 *Prices from 1.1.2000 to 16.6.2000
                                  (source: Bloomberg)
                                 UBS AG has splitted their shares per May
                                 8, 2000 at a ratio of 1 : 2

Current financial report         During the whole life of the Warrants the
                                 current financial report is available at UBS Warburg, P.0. Box, CH-8098 Zurich
                                 (Switzerland) or can be ordered free of
                                 charge by telephone (number +41 1 239 47 03) or fax (number +41 1 239 21 11) or by e-mail swiss-prospectus@ubsw.com 24-hours a day.

                       GENERAL INFORMATION ON THE WARRANTS

Legal basis                     All necessary corporate action has been
                                taken by the Issuer in connection with
                                authorising the issue of the Warrants. The issue of Warrants was autorised on June 16, 2000 by two officers of the Issuer. The net proceeds from the sale of the Warrants will be used by the Issuer for general corporate purposes.

Taxation Each Warrantholder shall assume and be responsible to the proper governmental or regulatory authority for any and all taxes assessed or assessable against the Warrantholder by any jurisdiction or governmental or regulatory applicable to the transactions covered hereby.

                                Each Warrantholder will have to bear the Swiss Federal Tax for the delivery of the underlying.

Delivery of the Underlying:     UBS AG has taken all necessary steps
                                to ensure the delivery of the Underlying during the whole life of the Warrants.

Law/Jurisdiction:               The form and contents of the Warrants are
                                subject to and governed by Swiss law. Place of jurisdiction for all disputes affecting the Warrants and the rights and obligations attached thereto shall be Zurich.

Paying/exercise agent:          UBS AG, Zurich is the paying and exercise agent.

                            INFORMATION ON THE ISSUER

Issuer's information:           Detailed information about UBS AG together with
                                the current financial report is in our basis documentation, dated June 30, 2000 (the "basis documentation") which is deposited with SWX
                                Swiss Exchange and will be updated on a
                                regularly basis (the "Updates").

                                During the whole life of Warrants the basis documentation and this prospectus are available at UBS Warburg, P.0. Box, CH-8098 Zurich (Switzerland) or can be ordered free of charge by telephone (number +41 1 239 47 03) or fax (number +41 1 239 21 11) or by e-mail swiss-prospectus@ubsw.com 24-hours a day.

No material adverse change:     UBS AG confirms, that since the publication of
                                the basis documentation and the Updates there is no material adverse change.